FOR IMMEDIATE RELEASE

Contact:   Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Increases Stock Repurchase Program

Mission, Kansas, November 2nd, 2004...Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced that its Board of Directors has approved a 500,000 share increase to its existing share repurchase program. The authorization increases the total purchase program to 1,000,000 shares.

Concorde has purchased 333,335 shares pursuant to the original authorization. Approximately 54,400 of those shares were purchased during 2004 at an average price of $14.53.

The shares will be repurchased from time to time in open market transactions, block transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors. The purchases are to be made subject to restrictions relating to volume, price and timing in an effort to minimize the impact of the purchases upon the market for the securities.

The purchases may be made from any officer, director or control person but such purchases must be pre-approved by the Board. The company will use cash on hand for the repurchase program. An arrangement does not currently exist with any person for the purchase of securities. Purchases may be made at any time allowed by regulation until the authorization limit has been completed or the Board rescinds the authorization. The repurchased securities will be returned to Treasury Stock of the Company.
Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the 'safe-harbor' provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company's ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company's ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company's reports on Forms 14A, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

###